Exhibit 3.25

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

SAMSON LONE STAR, LLC

(Effective January 9, 2012)

(Formerly known as Samson LS, LLC)

This Amended and Restated Limited Liability Company Operating Agreement of Samson Lone Star, LLC (the “Company”), a limited liability company organized under the laws of the State of Delaware, originally made as of the 28th day of November, 2011, but amended and restated effective January 9, 2012, is entered into by and among the Members(s) listed in Exhibit A hereto (individually, a “Member” and collectively, the “Members”).

BACKGROUND

1.	On November 28, 2011, the members filed with the Secretary of State of Delaware the articles of organization (the “Articles”) of the LLC.

2.	On January 9, 2012, the members caused to be delivered to the Secretary of State of Delaware an amendment to the Articles whereby the name of the Company was changed to Samson Lone Star, LLC.

3.	This Amended and Restated Agreement reflects said name change.

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms not defined elsewhere have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Agreement” means this Limited Liability Company Operating Agreement, as the same may be amended from time to time.

“Asset Contribution” means, with respect to any Member, the amount of money and the Gross Asset Value of any property (other than money) contributed to the Company, determined as of the date of such contribution, with respect to such Member’s Interest.

“Code” means the Internal Revenue Code of 1986 as it may be amended from time to time.

“Fiscal Year” means the twelve-month period on December 31 of each year, except as otherwise required by law.

“Initial Members” means Samson Resources Company and Samson Holdings, Inc.

“Interest” means, with respect to any Member, all of such Member’s economic rights, voting rights and other interests in the Company, as designated in this Agreement and as represented by such Member’s Percentage Interest.

“Percentage Interest” refers to a Member’s right, title and interest in the Company and includes a Member’s rights to share in Profits and Losses, receive distributions and vote on, consent to or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement and the Act. The percentage representing each Member’s Percentage Interest is set forth in Exhibit A.

“Person” shall mean any person, firm, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, association, company, trust, estate, custodian, nominee, joint venture, foreign business organization or other individual or entity.

ARTICLE II

FORMATION OF LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company will be formed as a limited liability company under the Act upon the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware.

Section 2.2 Name. The name of the Company shall be Samson Lone Star, LLC and all business of the Company shall be conducted in such name.

Section 2.3 Purpose. The purpose of the Company is to conduct any lawful business, purpose or activity permitted by the Act.

Section 2.4 Office. The principal place of business of the Company shall be at Two West Second Street, Tulsa, Oklahoma 74103, or such other principal place of business as the Members may from time to time determine. The Company may have, in addition to such office, such other offices and places of business at such locations, both within and without the State of Delaware, as the Members may from time to time determine.

Section 2.5 Registered Office and Registered Agent. The Company’s initial registered office shall be The Corporation Trust Company, 1209 Orange St., Wilmington, Delaware 19801. The registered office and registered agent of the Company may be changed from time to time by filing the necessary documents pursuant to the Act.

ARTICLE III

MEMBERS AND INTERESTS

Section 3.1 Membership and Contributions. The initial capital and assets contributed by each Member and such Member’s Percentage Interest are set forth in Exhibit A.

Section 3.2 Distributions. From time to time, the Members shall determine, in their reasonable judgment, to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including, but not limited to, for operating expenses, debt service (including, without limiting the generality of the foregoing, the repayment of any loans from a Member or his affiliate), and a reasonable contingency reserve. If such excess exists, then the Members may cause the Company to distribute an amount in cash equal to such excess to the Members in accordance with their respective Percentage Interests.

Section 3.3 Liability of Members. No Member shall be liable for the debts, liabilities, contracts or other obligations of the Company. No Member shall be required to make any loans to the Company, except as otherwise agreed to herein and as may be agreed between the Members. The Company shall indemnify and hold harmless a Member in the event a Member becomes liable, notwithstanding the preceding sentence, for any debt, liability, contract or other obligation of the Company except to the extent expressly provided in the preceding sentence or to the extent such Member is directly or indirectly required to make any payment with respect to any debt, liability, contract or other obligation of the Company. Notwithstanding anything in this Agreement to the contrary:

(a) no Member shall be liable (whether in contract, tort, strict liability, equity or otherwise) for any special indirect, punitive, exemplary, incidental or consequential damages, whether or not foreseeable, including lost profits and any other damages which cannot be readily ascertained and quantified;

(b) except as otherwise set forth herein, the obligations of the Members under this Agreement are obligations of the Members only, and no recourse shall be available against any officer, director, owner or affiliate of any Member; and

(c) except as otherwise expressly required by law, no Member shall in any event have any liability whatsoever in excess of (i) the amount of its contribution pursuant to Section 3.1, (ii) its share of any assets and undistributed profits of the Company, and (iii) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of the Act.

ARTICLE IV

MEETINGS OF MEMBERS

Section 4.1 Annual Meetings; Special Meetings. An annual meeting of the Members, commencing with the year 2012, shall be held within four (4) months following the end of the fiscal year of the Company. At such meeting, the Members shall elect the officers of the Company and transact such other business as may properly be brought before the meeting. A special meeting of the Members may be called for any purpose or purposes, by any Member. Only business within the purpose or purposes described in the notice of special meeting of Members may be conducted at such meeting.

Section 4.2 Place of Meetings. Meetings of Members shall be held at such places, within or outside of the State of Delaware, as may from time to time be fixed by the Members or as shall be specified or fixed in the respective notices or waivers of notice thereof.

Section 4.3 Notice of Meetings. Written or printed notice stating the place, day and hour of each meeting of the Members and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than two (2) nor more than thirty (30) days before the date of the meeting, either personally or by mail, email, telegram, express courier or telefax or similar communication, by or at the direction of the Person(s) calling the meeting, to each Member entitled to vote at the meeting.

Section 4.4 Quorum of and Action by Members. The presence of a majority of the Percentage Interests of the Members, represented in person or by proxy, shall be requisite to and shall constitute a quorum at each meeting of Members for the transaction of business, except as otherwise provided by the Act. With respect to any matter, the majority vote of the Percentage Interests represented at a meeting in person or by proxy shall be required to constitute an act of the Members. The Members represented in person or by proxy at a meeting of Members at which a quorum is not present may adjourn the meeting until such time and to such place as may be determined by a majority vote of the Percentage Interests represented in person or by proxy at that meeting. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally convened.

Section 4.5 Voting by Members. Except as otherwise provided herein, all actions and votes of the Members shall be by the majority of the Percentage Interests and not on a per capita basis. A Member shall be entitled to a number of votes equal to the product of such Member’s Percentage Interest multiplied times 100, on each matter submitted to a vote at a meeting of Members or otherwise. For example, a 33.33% Percentage Interest is entitled to 33.33 votes. At any meeting of the Members, every Member having the right to vote shall be entitled to vote either in person or by proxy executed in writing by such Member. A telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member, shall be treated as an execution in writing by the Member for purposes of this Section 4.5. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Each proxy shall be delivered to the Management Committee prior to or at the time of the meeting.

Section 4.6 Action Without a Meeting; Telephone Meetings. Any action required by the Act or this Agreement to be taken at any annual or special meeting of the Members, or any action which may be taken at any annual or special meeting of Members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the Member or Members holding not less than the minimum Percentage Interests that would be necessary to authorize or take such action at a meeting at which all of the Members were present; provided that the written consent or consents are filed with the minutes of proceedings of the Members. A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Member, shall be regarded as an execution in writing by the Member for purposes of this Section 4.6. Subject to the provisions of applicable law and this Agreement regarding notice of meetings, Members may participate in and hold a meeting by using conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a telephone meeting pursuant to this Section 4.6 shall constitute presence in person at such meeting, except when a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

ARTICLE V

MANAGEMENT

Section 5.1 Management of the Company. The powers of the Company shall be exercised by and under the authority of, and the business and affairs of the Company shall be managed under the direction of any Member.

Section 5.2 Powers of any Members. Except as otherwise provided herein, any Member (acting on behalf of the Company) shall have the right, power and authority in the management of the business and affairs of the Company to do or cause to be done any and all acts, at the expense of the Company, deemed by any Member to be necessary or appropriate to effectuate the business, purpose and affairs of the Company. Subject to Section 5.3, the power and authority of any Member shall include, without limitation, the power and authority on behalf and at the expense of the Company to do the following:

(a) Deal with the assets of the Company for all proper Company purposes and authorize the execution, delivery, performance and carrying out of any and all contracts and agreements for such purposes.

(b) Acquire for Company purposes, by purchase, lease or otherwise, any property or assets of any kind and character, and take title thereto in the name of the Company or in the name of any Person, as nominee, to hold for the account of the Company.

(c) Apply proceeds of any sale, exchange, or mortgage, pledge or other disposition of Company assets to payment of liabilities of the Company and/or pay, collect, compromise, arbitrate or otherwise adjust any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities, known or unknown.

(d) Purchase and maintain, in its sole discretion and at the expense of the Company, liability, indemnity and any other insurance (including, without limitation, errors and omissions insurance and insurance to cover the obligations of the Company under Article X hereof), sufficient to protect the Company, any Members, the officers or any other Person, from those liabilities and hazards which may be insured against in the conduct of the business and in the management of the business and affairs of the Company.

(e) Borrow money or obtain credit in such amounts, on such terms and conditions, at such rates of interest and upon such other terms and conditions as the Members deems appropriate, from banks, other lending institutions or any other Person, including the Members, for any purpose of the Company, and in connection with such loans or mortgages, pledge, assign or otherwise encumber or alienate any or all of the Company assets, including any income therefrom, to secure or provide for the repayment thereof. As between any lender and the Company, it shall be conclusively presumed that the proceeds of such loans are to be and will be used for the purposes authorized herein and that the Members have the full power and authority to borrow such money and to obtain such credit.

(f) Assume obligations, enter into contracts, including contracts of guaranty or suretyship, incur liabilities, lend money and otherwise use the credit of the Company to secure any of the obligations, contracts or liabilities of the Company, by mortgage, pledge or other encumbrance of all and any part of the property and income of the Company.

(g) Invest funds of the Company in interest-bearing accounts and investments including, without limitation, obligations of the federal, state and local governments and their agencies, mutual funds (including money market funds), time deposits, commercial paper and certificates of deposit of commercial banks, savings banks or savings and loan associations.

(h) Make any election on behalf of the Company as is or may be permitted under the Code or under the taxing statute or rule of any state, local, foreign, or other jurisdiction, and to supervise the preparation and filing of all tax and information returns which the Company may be required to file.

(i) Request, demand, collect and receive all payments due the Company, institute legal proceedings in the name of the Company for the collection thereof, settle or compromise all such legal proceedings and any other disputes with respect thereto, and incur such expenses in connection therewith as the Member shall determine to be necessary or appropriate, which expenses may include the costs of counsel for any such matter.

(j) Employ and engage agents, employees, advisers, consultants and counsel (including any custodian, investment adviser, accountant, attorney, corporate fiduciary, bank or other financial institution or any other agents, employees or Persons who may serve in such capacity for the Member) to carry out any activities which the Member is authorized or required to carry out or conduct under this Agreement, including, without limitation, a Person who may be engaged to undertake some or all of the management, financial accounting and record keeping or other duties of the Member, to indemnify such Persons against liabilities incurred by them in acting in such capacities on behalf of the Company, and to rely on the advice given by such Persons, it being agreed and understood that the Member shall not be responsible for any acts or omissions of any such Persons and shall assume no obligations in connection therewith other than the obligation to use due care in the selection thereof.

(k) Qualify the Company to do business in any state, territory, dependency or foreign country.

(l) In general, exercise in full all of the powers of the Company, and do any and all acts and conduct all proceedings and execute all rights and privileges, contracts and agreements of any kind whatsoever, although not specifically mentioned in this Agreement, that the Member, in its sole discretion, may deem necessary or appropriate to the conduct of the business and affairs of the Company or to carry out the purposes of the Company. The expression of any power or authority of the Member in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

Section 5.3 Powers Reserved by the Members. The Members shall not have the right, power or authority to do or cause to be done any of the following acts without the approval of the Members holding at least sixty-seven percent (67%) of the Percentage Interests at a meeting called expressly for such purpose:

(a) File a petition under the federal or any state bankruptcy act or any other insolvency law, or admit in writing its bankruptcy, insolvency or general inability to pay its debts.

(b) Except as otherwise provided in Section 11.5, amend, alter or repeal this Agreement; provided, however, that any Member may, without the consent of the other Members, amend any provision in the Certificate of Formation, and authorize an appropriate officer of the Company to execute, swear to, acknowledge and record all documents required or desirable in connection therewith, solely to reflect the following:

(1) The admission, substitution, termination or withdrawal of a Member in accordance with this Agreement.

(2) A change that is necessary to qualify the Company as a limited liability company in which the Members have limited liability under the laws of any state or that is necessary or advisable in the discretion of the Member to insure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes.

(3) A change that is: (i) of an inconsequential nature and does not adversely affect the Members in any material respect; (ii) necessary or desirable (A) to cure any ambiguity, or (B) to correct or supplement any provision herein that would be inconsistent with any other provision herein, which does not adversely affect the Members in any material respect; (iii) necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, order or ruling or regulation of any federal or state agency or contained in any federal or state statute; or (iv) otherwise expressly required, permitted or contemplated by this Agreement.

(c) Dissolve the Company.

However, no amendment to this Agreement that would alter a Member’s Percentage Interest, the liability of a Member to third parties, or the removal of any Member shall be permitted without the prior approval of the Member so affected.

ARTICLE VI

OFFICERS

Section 6.1 Officers. The Members may designate one or more individuals to serve as officers of the Company. The Company shall have such officers as said Members may from time to time determine, which officers may (but need not) include a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, one or more Vice Presidents (and in case of each such Vice President, with such descriptive title, if any, as the Members shall deem appropriate), a Secretary, an Assistant Secretary and a Treasurer. Any two or more offices may be held by the same person.

Section 6.2 Compensation. The compensation, if any, of all officers of the Company shall be fixed from time to time by the Members.

Section 6.3 Term of Office; Removal; Filling of Vacancies. Each officer of the Company shall hold office until his successor is chosen and qualified in his stead or until his earlier death, resignation, retirement disqualification or removal from office. Any officer designated by the Members may be removed at any time by the Members whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not of itself create contract rights. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Members.

Section 6.4 Chairman. The Chairman, if one is designated by the Members, shall preside at meetings of the Members. He shall assist the Members in the formulation of policies of the Company and shall be available to other officers for consultation and advice.

Section 6.5 Chief Executive Officer. The Chief Executive Officer, if one is designated by the Member, shall see that all orders and resolutions of the Members are in effect. He shall manage and administer the Company’s business and affairs and shall also perform all duties and exercise all powers pertaining to the office of a chief executive officer of a Company, except as may be limited by the Members, the Articles of Formation or this Agreement. The Chief Executive Officer may sign, execute and deliver in the name of the Company powers of attorney, contracts, corporate obligations and other documents. He shall have the authority to cause the employment or appointment of such employees of the Company (other than those elected by the Members) as the conduct of the business of the Company may require, to fix the compensation, and to remove or suspend any employee or agent appointed by the Chief Executive Officer.

Section 6.6 President. The President of the Company, if one is designated by the Members, shall have the general powers and duties of management usually vested in the office of president and general manager of a Company and shall have such other authority and shall perform such other duties as may from time to time be assigned to him or her by the Members or Chief Executive Officer. If no Chairman or Chief Executive Officer is designated for the Company, the President shall also assume the duties set forth in Section 6.4 and 6.5.

Section 6.7 Chief Operating Officer. The Chief Operating Officer, if one is designated by the Members, shall be the principal operating officer of the Company and, subject to the control of the Members, supervise the daily operations of the Company. He shall, in the absence of the President, perform the duties and exercise the powers of the President. He shall perform such other duties and exercise such other powers as the Members may from time to time prescribe.

Section 6.8 Vice Presidents. Each Vice President, if one is designated by the Members, that is designated by the Members shall generally assist the President and shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated to him by the President or the Members.

Section 6.9 Secretary. The Secretary, if one is designated by the Members, shall keep and account for the records of the Company.

Section 6.10 Assistant Secretary. The Assistant Secretary, if one is designated by the Members, shall generally assist the Secretary.

Section 6.11 Treasurer. The Treasurer, if one is designated by the Members, shall be the chief accounting and financial officer of the Company and shall have active control of and shall be responsible for all matters pertaining to the accounts and finances of the Company.

Section 6.12 Additional Powers and Duties. In addition to the foregoing especially enumerated duties, services and powers, the several officers of the Company shall perform such other duties and services and exercise such further powers as may be provided by statute, the Certificate of Formation or this Agreement, or as the Members may from time to time determine or as may be assigned to them by any competent superior officer. In addition to the designation of officers and the enumeration of their respective duties, services and powers, the Members may grant powers of attorney to individuals to act as agents for or on behalf of the Company, to do any act which would be binding on the Company, to incur any expenditures on behalf of or for the Company, or to execute, deliver and perform any agreements, acts, transactions or other matters on behalf of the Company. Such powers of attorney may be revoked or modified as deemed necessary by the Members.

ARTICLE VII

BOOKS AND RECORDS; ACCOUNTING AND TAX MATTERS; REPORTS

Section 7.1 Books and Records. The Members shall keep, or shall cause to be kept books of account for the Company in accordance with agreed upon accounting principles consistently applied in accordance with the terms of this Agreement and the Act. The Members shall cause the following records to be kept at the locations designated below or another place approved by the Members (the “Required Records”).

(a) A current list of the full names and last known addresses of all of the Members.

(b) A copy of this Agreement and the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any certificate was executed.

(c) Promptly after becoming available, copies of the Company’s federal, state and local income tax returns and reports, if any, for the three preceding years.

Any Member may inspect the Required Records during ordinary business hours upon reasonable request for a proper business purpose and, in furtherance thereof, may copy the Required Records at such time at the Member’s expense.

Section 7.2 Tax Returns. The Members shall prepare or cause to be prepared and timely filed all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Company.

ARTICLE VIII

TERM, DISSOLUTION, LIQUIDATION AND TERMINATION

Section 8.1 Term. The Company shall continue until terminated pursuant to statute or any provision of this Agreement.

Section 8.2 Dissolution. The Company shall be dissolved upon the first occurrence of any of the following:

(a) The Company has no Members.

(b) Entry of an order of judicial dissolution under the Act.

(c) The sixty-seven percent (67%) approval of all Members.

Section 8.3 Liquidation and Termination. Except as otherwise provided herein, upon dissolution of the Company, the Members shall act as liquidator or may appoint in writing one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distributions as provided herein. The liquidator shall continue to operate the Company with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Member, shall cause a proper accounting to be made by independent accountants of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

(b) After making payment or provision for all debts and liabilities of the Company, the liquidator shall sell all properties and assets of the Company for cash as promptly as is consistent with obtaining the best price therefor. All gain, loss and amount realized on such sales shall be allocated to the Members as provided in this Agreement, and the capital accounts of the Members shall be adjusted accordingly. The liquidator shall then distribute the proceeds of such sales to the Members in accordance with the positive balances in their respective capital accounts as of the date of such distribution, after giving effect to all contributions, distributions and allocations for all periods including the period during which such liquidation occurs.

(c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act, and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

(d) The distribution of cash and/or property to the Members in accordance with the provisions of this Section 8.3 shall constitute a complete return to the Members of their capital contributions and a complete distribution to the Members of their interest in the Company and all Company property.

ARTICLE IX

ASSIGNMENT OF INTERESTS

Section 9.1 Transfer of Interests. Any Member may, at any time, transfer all or any part of his Interest.

Section 9.2 Substitution of Members. An assignee of an Interest may become a substituted Member subject to the following terms, conditions and limitations:

(a) the assigning Member has complied with the provisions of this Article IX;

(b) the assignee has paid to the Company all costs and expenses incurred in connection with such assignee’s substitution as a Member, which costs and expenses will include, without limitation, all legal and accounting fees and expenses incurred by the Company or its counsel and all costs incurred in amending this Agreement and in preparing, filing, recording and publishing any certificates and instruments necessary or appropriate in connection therewith; and

(c) the assignee will have executed and delivered such instruments and documents, in form and content satisfactory to the Members, as the Members may deem necessary, advisable or appropriate to effect the substitution of such assignee as a Member.

The Company and the Members will be entitled to consider the owner of any Interest in the Company as set forth in the records of the Company as the absolute owner thereof for all purposes. Neither the Company nor the Members will incur any liability for distributions of cash or other property made in good faith to the owner of an Interest in the Company until such time as a written assignment of such Interest has been received and accepted by the Members and recorded on the books of the Company. In the event of an assignment by a Member, allocations between the assignor and assignee of deductions, credits and income of the Company for federal, state and local income tax purposes shall be based on the portion of the year during which the assignor and assignee each owned such Interest, unless all of the Members determine to close the books on the date of such assignment.

Section 9.3 Admission of Additional Members. Additional Members may be admitted to the Company upon the unanimous approval of the Members. Before any Person is admitted to the Company as a Member, such Person shall agree to bound by all of the provisions of this Agreement. Upon admission of a Member, the Member shall add the name, address and capital contribution amount of that Member to the list of Members of the Company and shall amend the Agreement to reflect such admission and capital contribution.

ARTICLE X

INDEMNIFICATION OF MEMBERS,

OFFICERS AND OTHER PERSONS

Section 10.1 Indemnification. No officer, manager, agent or employee of the Company (an “Indemnified Party”) shall be liable to the Company or to the Members for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it in connection with this Agreement or on behalf of the Company except for any losses, claims, damages or liabilities directly attributable to such Indemnified Person’s recklessness or willful misconduct.

(a) The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities to which such Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, unless any such loss, claim, damage or liability is primarily attributable to such Indemnified Person’s recklessness or willful misconduct. If an Indemnified Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, the Company will periodically advance to such Indemnified Person funds for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided that such Indemnified Person shall undertake in writing to the Company to repay promptly to the Company the amount of any such expenses advanced to it if it shall ultimately be determined that such Indemnified person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the immediately preceding sentence. If for any reason (other than the recklessness or willful misconduct of the Indemnified Person), the foregoing indemnification is unavailable to any Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is fair and equitable in the circumstances.

(b) The indemnification and advancement of expenses provided by this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any of the provisions of this Agreement, any other agreement, any vote of the Members or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(c) The indemnification and advancement of expenses provided or granted pursuant to this Article X, shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a manager, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(d) The provisions of this Article X relating to indemnification and to the advancement of expenses shall constitute a contract between the Company and the manager, the officers, employees and agents of the Company which may be modified only with such Person’s consent or as specifically provided in this Section 10.1(d). Notwithstanding any other provision of this Agreement relating to its amendment generally, any termination, modification or amendment of Section 10.1 which is adverse to any manager or any officer, employee or agent of the Company shall apply to the manager, officer, employee or agent only on a prospective basis, and shall not limit the rights of Persons covered by Section 10.1 to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such termination, modification, or amendment. Notwithstanding any other provision of this Agreement, no termination, modification, or amendment of this Agreement shall affect any or all of Section 10.1 so as to limit indemnification or the advancement of expenses in any manner unless adopted by the affirmative written consent of Members holding no less than a majority of the Interests held by all the Members; provided, however, that no such termination, modification, or amendment shall have retroactive effect inconsistent with the preceding sentence.

(e) Any indemnification payment made by the Company to a Member pursuant to this Agreement shall be made on an after-tax basis and shall not be a distribution for determining such Member’s capital account.

Section 10.2 Claims. Any Person seeking indemnification or payments under Section 10.1 (the “Indemnitee”) agrees to give prompt notice to the Person against whom indemnity is sought (the “Indemnitor”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 10.1; provided, that the failure to give such notice shall not affect the indemnity obligation hereunder unless such failure is prejudicial to Indemnitor’s ability to defend against the underlying claim, suit action or proceeding. The Indemnitor may participate in, and at the request of the Indemnitee shall, participate in and control, the defense of any such suit, action or proceeding at its own expense. The Indemnitor shall not be liable under this Section 10.1 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder provided that Indemnitor’s consent shall not be unreasonably withheld or delayed.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Manner of Giving Notice. Except as otherwise expressly provided in this Agreement, all notices, demands, requests, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given either (a) by mail, certified or registered, return receipt requested, postage prepaid, (b) by prepaid telegram, telex, cable, telecopy, or similar means (with signed confirmed copy to follow by mail in the same manner as prescribed by clause (a) above), (c) by expedited delivery service (charges prepaid) with proof of delivery, or (d) by email, with return receipt to the address of record for said Member as set forth in the books and records of Company.

All such notices, requests or other communications shall be deemed received on the date of receipt if received prior to 5 p.m. and such day is a business day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day.

Section 11.2 Waiver of Notice. Whenever any notice is required to be given to any Member of the Company under the provisions of the Act, the Certificate of Formation or this Agreement, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance by a Member at a meeting of the Members shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 11.3 Waiver. No failure or delay on the part of a Member in exercising any right, power or privilege hereunder, and no course of dealing between the Members or between a Member and the Company shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Member would otherwise have at law or in equity.

Section 11.4 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greater extent permitted by law.

Section 11.5 Amendment. Unless otherwise provided herein, this Agreement may not be amended without the consent in writing of the holders of no less than sixty-seven percent (67%) of the aggregate Percentage Interests held by all the Members, provided, however, that any Member, without the consent of the remaining Members, may amend any provision of the Certificate of Formation, solely to reflect:

(a) The admission, substitution, termination or withdrawal of a Member in accordance with this Agreement.

(b) A change that is necessary to qualify the Company as a limited liability company in which the Members have limited liability under the laws of any state or that is necessary or advisable in the discretion of a Member to insure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes.

(c) A change that is:

(1) of an inconsequential nature and does not adversely effect the Members in any material respect;

(2) necessary or desirable to cure any ambiguity, to correct or supplement any provision herein that would be inconsistent with any other provision herein, or to make any other provision with respect to any other matters or questions arising under this Agreement that will not be inconsistent with revisions of this Agreement;

(3) necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, order or ruling or regulation of any Federal or state agency or contained in any Federal or state statute; or

(4) otherwise expressly required, permitted or contemplated by this Agreement.

Section 11.6 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Members and their respective heirs, executors, legal representatives, successors and assigns. None of the provisions of this Agreement are intended to be, nor shall construed to be, for the benefit of any third party. Whenever, in this Agreement, a reference to any party or Member is made, such reference shall be deemed to include a reference to the permitted heirs, executors, legal representatives, successors and assigns of such party or Member.

Section 11.7 Further Actions. Each Member hereby agrees to hereafter execute and deliver such further instruments and do such further acts and things as may be required or appropriate to carry out the intent and purpose of this Agreement and which are consistent with the terms hereof.

Section 11.8 Counterparts. This Agreement may be executed in one or more counterparts with each such counterpart deemed to be an original hereof and all of such counterparts deemed to be one and the same Agreement.

Section 11.9 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the Company. Except as otherwise provided herein, no variations, modifications or changes herein nor any waiver of any provision hereof shall be binding unless set forth in a document duly executed by or on behalf of each of the Members.

Section 11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the day and year first above written.

The undersigned hereby executes a counterpart of this Limited Liability Company Agreement of Samson Lone Star, LLC as a Member of the Company as of January 9, 2012.

SAMSON RESOURCES COMPANY

By:	/s/ Michael G. Daniel
Michael G. Daniel
Vice President – General Counsel

SAMSON HOLDINGS, INC.

By:	/s/ David Adams
David Adams
President

Exhibit “A”

MEMBER	PERCENTAGE INTEREST
Samson Holdings, Inc.	99%
Samson Resources Company	1%